EXHIBIT 99.1

WORLDHEART RECEIVES NON-COMPLIANCE LETTER FROM NASDAQ STOCK MARKET

WORLDHEART ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Oakland, CA, USA – July 1, 2008: (NASDAQ: WHRT) – World Heart Corporation (“WorldHeart” or the “Corporation”) announced today that, on June 25, 2008, WorldHeart received a notice from the NASDAQ Stock Market stating that the Corporation does not comply with Marketplace Rule 4310(c)(7)(A) (the “Rule”).  This rule requires the Corporation to maintain a minimum market value of publicly held shares (“MVPHS”) of $1,000,000. Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Corporation will be provided 90 calendar days, or until September 23, 2008, to regain compliance.  If, at any time before September 23, 2008, the MVPHS of the Corporation’s common shares are $1,000,000 or more for a minimum of 10 consecutive trading days, Staff will provide a written notification that the Corporation complies with the Rule.  If compliance with this Rule cannot be demonstrated by September 23, 2008, Staff will provide a written notification that the Company’s securities will be delisted.  At that time, the Corporation may appeal Staff’s determination to a Listing Qualifications Panel.

Separately, effective July 1, 2008, WorldHeart announced that David Pellone has resigned as an employee of the Corporation, but will continue as a consultant to the Corporation until approximately September 30, 2008.  As approved by WorldHeart’s Board of Directors, Mr. Pellone will be acting Vice President, Finance and Chief Financial Officer during his time as a consultant.  The Corporation will commence the process to find a new Chief Financial Officer to allow for a smooth transition.  The WorldHeart Board and Jal S. Jassawalla, WorldHeart’s President and Chief Executive Officer, thank David for his service, especially his dedication during the recapitalization efforts recently announced.  “We appreciate David’s contributions and look forward to continuing to work with him during this transition period,” said Mr. Jassawalla.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems with broad-based next-generation technologies.  The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include any statements regarding the Corporation’s expectations with respect to submitting a specific plan to achieve and sustain compliance with The NASDAQ Capital Market listing requirements and the Corporation’s ability to maintain its NASDAQ listing if the plan is not accepted by NASDAQ, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: the Corporation’s immediate need for additional capital, risks in product development and market acceptance of and demand for the Company’s products; possible delisting from the NASDAQ Stock Market if compliance with the listing standards, including the minimum Stockholders’ Equity Standard is not regained; and other risks detailed in the Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB  for the year ended December 31, 2007.